_____________________________________________________________________
Press Release
For immediate release
_____________________________________________________________________
Invesco Mortgage Capital Inc. Reports
Fourth Quarter 2011 Financial Results

Investor Relations Contact: Donald Ramon            800-241-5477
Media Relations Contact:     Bill Hensel                 404-479-2886

Atlanta – February 22, 2012 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the quarter ended December 31, 2011.

The Company reported net income of $76.5 million, or $0.66 per share (basic and diluted), for the quarter ended December 31, 2011 compared to $82.2 million, or $0.79 per share (basic and diluted), for the quarter ended September 30, 2011.  The Company also reported its book value per share as of December 31, 2011 was $16.41 compared to $16.47 per share as of September 30, 2011.

“Economic conditions improved during the fourth quarter and we saw book value stabilization as a result," said Richard King, President and Chief Executive Officer.  “Our fourth quarter portfolio moves combined with the improved markets for mortgage-backed securities has resulted in book value improvement of approximately 5% since year end.  We believe our portfolio is well constructed to emphasize  dividend stability as we also continue to focus on improving our book value."

($ in millions, except per share amounts)
	Q4 ‘11	Q3 ‘11
	(unaudited)	(unaudited)
Average Earning Assets (at fair value)	$13,979.4	$13,324.2
Average Borrowed Funds	12,126.9	11,466.6
Average Equity	1,921.7	1,847.3

Interest Income	137.5	138.3
Interest Expense	55.0	50.5
Net Interest Income	82.5	87.8
Other Income	3.6	3.1
Operating Expenses	9.6	8.7
Net Income	$76.5	$82.2

Average Portfolio Yield	3.94%	4.15%
Average Cost of Funds	1.81%	1.76%
Debt to Equity Ratio	6.4	6.3
Return on Average Equity	15.93%	17.79%
Book Value per Share (Diluted)	$16.41	$16.47
Earnings per share (Basic and Diluted)	$0.66	$0.79
Dividend	$0.65	$0.80

Financial Summary

The Company’s portfolio of mortgage-backed securities (“MBS”) was $14.2 billion as of December 31, 2011, a decrease of $0.1 billion from September 30, 2011.  For the quarter ended December 31, 2011, average earning assets were $14.0 billion representing an increase of $0.7 billion from September 30, 2011.  The portfolio generated interest income of $137.5 million which was down $0.8 million from September 30, 2011.

For the quarter ended December 31, 2011, the Company had average borrowings of approximately $12.1 billion and interest expense including cost of hedging of $55.0 million, compared to $11.5 billion and $50.5 million, respectively, for the third quarter of 2011.  The increase in average borrowed funds was primarily the result of our portfolio realignment in the fourth quarter which placed a higher concentration of assets in agency RMBS.  Interest expense increased as the last of our previously purchased forward-starting swaps began to pay and increased funding rates on our credit assets.  Our average cost of funds was 1.81% and 1.76% for the fourth quarter of 2011 and the third quarter of 2011, respectively.

Operating expenses for the fourth quarter of 2011 totalled $9.6 million compared to $8.7 million for the third quarter of 2011.  The ratio of operating expenses to average equity in the fourth quarter of 2011 increased 0.12% to 2.01%.

The Company declared a dividend of $0.65 per share for the fourth quarter of 2011.  The dividend was paid on January 27, 2012.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call, Thursday, February 23, 2012, at 8:30 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:                    888-942-8507
International:                              415-228-4839
Passcode:                                   Invesco

An audio replay will be available until 5:00 pm ET on March 8, 2012 by calling:

866-465-2111 (North America)
203-369-1428 (International)

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call today, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s
Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year ended Months Ended
	December 31,		December 31,
$ in thousands, except per share data	2011	2010	2011	2010

Revenues
Interest income	137,545	50,945	453,352	134,229
Interest expense	55,004	10,652	155,241	29,556
Net interest income	82,541	40,293	298,111	104,673

Other income
Gain (loss) on sale of investments	2,517	2,392	10,959	3,456
Equity in earnings (loss) and fair value change in unconsolidated
ventures	563	2,388	3,301	8,276
Loss on other-than-temporarily impaired securities	-	-	-	(510)
Unrealized loss on interest rate swaps	(109)	(46)	(764)	(90)
Realized and unrealized credit default swap income	659	13	5,308	13
Total other income	3,630	4,747	18,804	11,145

Expenses
Management fee – related party	8,647	2,986	26,259	8,080
General and administrative	1,003	1,174	3,859	4,013
Total expenses	9,650	4,160	30,118	12,093
Net income	76,521	40,880	286,797	103,725

Net income attributable to non-controlling interest	934	1,466	4,882	5,326
Net income attributable to common shareholders	75,587	39,414	281,915	98,399

Earnings per share:
Net income attributable to common shareholders
(basic/diluted)	0.66	1.00	3.27	3.78
Dividends declared per common share	0.65	0.97	3.42	3.49
Weighted average number of shares of common stock:
Basic	115,392	39,354	86,365	26,039
Diluted	116,835	40,785	87,804	27,468

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts	As of
	December 31,	December 31,
ASSETS	2011	2010

	(Unaudited)

Mortgage-backed securities, at fair value	14,214,149	5,578,333
Cash	197,224	63,552
Restricted cash	74,496	101,144
Investment related receivable	160,424	7,601
Investments in unconsolidated ventures, at fair value	68,793	54,725
Accrued interest receivable	54,167	22,503
Derivative assets, at fair value	1,339	33,255
Other assets	1,575	1,287
Total assets	14,772,167	5,862,400

LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	12,253,038	4,344,659
Derivative liability, at fair value	396,780	37,850
Dividends and distributions payable	75,933	49,741
Investment related payable	107,032	372,285
Accrued interest payable	12,377	2,579
Accounts payable and accrued expenses	556	1,065
Due to affiliate	9,038	3,407
Total liabilities	12,854,754	4,811,586

Equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common Stock: par value $0.01 per share; 450,000,000 shares
authorized, 115,395,695 and 49,854,196 shares issued and
outstanding, at December 31, 2011 and 2010, respectively	1,154	499
Additional paid in capital	2,299,543	1,002,809
Accumulated other comprehensive income (loss)	(393,291)	24,015
Distributions in excess of earnings	(15,068)	(8,173)
Total shareholders’ equity	1,892,338	1,019,150

Non-controlling interest	25,075	31,664
Total equity	1,917,413	1,050,814

Total liabilities and equity	14,772,167	5,862,400

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of December 31, 2011:

						Net
		Unamortized		Unrealized		Weighted
	Principal	Premium	Amortized	Gain/	Fair	Average	Average
$ in thousands	Balance	(Discount)	Cost	(Loss)	Value	Coupon (1)	Yield (2)
Agency RMBS:
15 year fixed-rate	2,289,495	123,610	2,413,105	36,454	2,449,559	4.18%	2.85%
30 year fixed-rate	6,055,045	410,257	6,465,302	116,309	6,581,611	4.95%	3.66%
ARM	113,413	2,398	115,811	2,065	117,876	3.40%	3.07%
Hybrid ARM	1,321,339	30,516	1,351,855	22,630	1,374,485	3.29%	2.59%
Total Agency	9,779,292	566,781	10,346,073	177,458	10,523,531	4.53%	3.33%

MBS-CMO	765,172	(592,342)	172,830	(4,368)	168,462	2.86%	3.52%
Non-Agency RMBS(3)	2,719,797	(252,135)	2,467,662	(108,434)	2,359,228	4.57%	5.07%
CMBS	1,250,607	(21,805)	1,228,802	(65,874)	1,162,928	5.38%	5.60%
Total	14,514,868	(299,501)	14,215,367	(1,218)	14,214,149	4.52%	3.83%

(1) Net weighted average coupon (“WAC”) is presented net of servicing and other fees.
(2) Average yield incorporates future prepayment and loss assumptions.
(3) The non-Agency RMBS held by the Company is 9.8% fixed rate, 5.2% floating rate and 85.0% variable rate based on fair value.

Constant Prepayment Rates (CPR)

The CPR of our portfolio impacts the amount of premium and discount on the purchase of securities that is recognized into income. The following table shows the three month CPR for our RMBS compared to bonds with similar characteristics (“Cohorts”):

	December 31, 2011		September 30, 2011
	Company	Cohort	Company	Cohort

15 year Agency RMBS	11.2	25.6	9.1	20.5
30 year Agency RMBS	12.1	20.6	9.8	16.2
Agency Hybrid ARM RMBS	19.4	NA	14.9	N/A
Non-Agency RMBS (1)	14.8	NA	8.1	N/A
Overall	13.3	NA	8.7	N/A

(1) For the three months ended December 31, 2011, the calculation of CPR for Non-Agency RMBS has been modified to reflect voluntary prepayments and recoveries upon default and is adjusted for the effect of additional subordination on Re-REMIC Senior investments.  If the same calculation were to be applied for the three months ended September 30, 2011, the non-Agency RMBS CPR would have been 17.7 and the overall CPR would have been 12.4.

Repurchase Agreements

The following table summarizes the Company’s borrowings by type of investment for the period ended December 31, 2011 and December 31, 2010:

$ in thousands	December 31, 2011		December 31, 2010
		Weighted		Weighted
		Average		Average
	Amount	Interest	Amount	Interest
	Outstanding	Rate	Outstanding	Rate
Agency RMBS	9,491,538	0.38%	3,483,440	0.33%
Non-Agency RBS	1,916,620	1.79%	459,979	1.76%
CMBS	844,880	1.55%	401,240	1.30%
Total	12,253,038	0.68%	4,344,659	0.57%

Interest Rate Hedges

The following table summarizes our hedging activity as of December 31, 2011:

			Fixed Interest Rate
Counterparty	Notional	Maturity Date	in Contract
The Bank of New York Mellon	175,000	8/5/2012	2.07%
The Bank of New York Mellon	100,000	5/24/2013	1.83%
The Bank of New York Mellon	200,000	6/15/2013	1.73%
SunTrust Bank	100,000	7/15/2014	2.79%
Deutsche Bank AG	200,000	1/15/2015	1.08%
Deutsche Bank AG	250,000	2/15/2015	1.14%
Credit Suisse International	100,000	2/24/2015	3.26%
Credit Suisse International	100,000	3/24/2015	2.76%
Wells Fargo Bank, N.A.	100,000	7/15/2015	2.85%
Wells Fargo Bank, N.A.	50,000	7/15/2015	2.44%
Morgan Stanley Capital Services, Inc.	300,000	1/24/2016	2.12%
The Bank of New York Mellon	300,000	1/24/2016	2.13%
Morgan Stanley Capital Services, Inc.	300,000	4/5/2016	2.48%
Citibank, N.A.	300,000	4/15/2016	1.67%
The Bank of New York Mellon	500,000	4/15/2016	2.24%
Credit Suisse International	500,000	4/15/2016	2.27%
JPMorgan Chase Bank, N.A.	500,000	5/16/2016	2.31%
Goldman Sachs Bank USA	500,000	5/24/2016	2.34%
Wells Fargo Bank, N.A.	250,000	6/15/2016	2.67%
Goldman Sachs Bank USA	250,000	6/15/2016	2.67%
JPMorgan Chase Bank, N.A.	500,000	6/24/2016	2.51%
Citibank, N.A.	500,000	10/15/2016	1.93%
Deutsche Bank AG	150,000	2/5/2018	2.90%
Morgan Stanley Capital Services, Inc.	100,000	4/5/2018	3.10%
JPMorgan Chase Bank, N.A.	200,000	5/15/2018	2.93%
Wells Fargo Bank, N.A.	200,000	3/15/2021	3.14%
Citibank, N.A.	200,000	5/25/2021	2.83%
Total	6,925,000		2.29%

Average Balances

The following table shows the average balances for the months ended December 31, 2011:

	Three Months ended		Year ended Months ended
	December 31,		December 31,
$ in thousands	2011	2010	2011	2010
Average Balances*:
Agency RMBS:
15 year fixed-rate, at fair value (Including CMOs)	2,559,040	1,681,252	2,279,661	811,966
30 year fixed-rate, at fair value	6,316,786	1,863,523	4,603,117	874,214
ARM, at fair value	102,512	20,542	87,033	11,819
Hybrid ARM, at fair value	1,329,884	46,490	1,009,829	83,878
Non-Agency RMBS, at fair value	2,435,012	817,112	2,030,195	622,575
CMBS, at fair value	1,236,181	445,937	988,105	262,182
Average MBS portfolio	13,979,415	4,874,856	10,997,939	2,666,634

Average Portfolio Yields (1):
Agency RMBS:
15 year fixed-rate, (Including CMOs)	2.65%	2.58%	2.96%	2.87%
30 year fixed-rate	3.46%	2.97%	3.54%	3.37%
ARM	2.84%	2.51%	2.96%	2.48%
Hybrid ARM	2.46%	1.50%	2.55%	0.93%
Non-Agency RMBS	6.31%	10.25%	6.88%	10.94%
CMBS	6.05%	4.47%	5.54%	4.68%
Average MBS portfolio	3.94%	4.18%	4.12%	5.03%

Average Borrowings*:
Agency RMBS	9,179,788	3,079,239	7,146,066	1,570,211
Non-Agency RMBS	1,994,379	526,445	1,536,245	339,209
CMBS	952,777	315,682	791,212	194,505
Total borrowed funds	12,126,944	3,921,366	9,473,523	2,103,924

Average Cost of Funds (2):
Agency RMBS	0.32%	0.28%	0.27%	0.27%
Non-Agency RMBS	1.67%	1.58%	1.47%	1.59%
CMBS	1.53%	1.89%	1.35%	2.77%
Unhedged cost of funds	0.64%	0.58%	0.56%	0.71%
Hedged cost of funds	1.81%	1.09%	1.64%	1.40%

Average Equity (3):	1,921,684	924,151	1,625,794	590,177
Average debt/equity ratio (average during period)	6.31x	4.24x	5.83x	3.56x
Debt/equity ratio (as of period end)	6.39x	4.13x	6.39x	4.13x

* Average amounts for each period are based on weighted month end balances, all percentages are annualized.
(1) Average portfolio yield for the period was calculated by dividing interest income, including amortization of premiums and discounts, by our average of the investment balance at fair value.
(2) Average cost of funds is calculated by dividing interest expense, by our average borrowings.
(3) Average equity is calculated based on a weighted balance basis.